Pricing  Supplement  No.  1                    Filing  under  Rule  424(b)(3)
Dated     June  26, 2002                       Registration File No. 333-57508
Cusip  #  948  74R  BS4

                           WEINGARTEN REALTY INVESTORS

                           MEDIUM-TERM NOTES, SERIES A

Principal  amount:  $10,000,000                    Floating  Rate  Notes:  N/A
Interest  Rate  (if  fixed rate):  5.29%           Interest rate basis:  N/A
Stated  Maturity:  July  1,  2007                  Paper  Rate
Specified  Currency:  U.S.  $                             Prime  Rate
Applicable  Exchange  Rate  (if  any):                    LIBOR
     U.S.  $1.00  =  N/A                                  Treasury  Rate
Issue  price  (as  a  percentage  of                      CD  Rate
     principal  amount):  100%                            Federal  Funds  Rate
Selling  Agent's  commission  (%):  0.5%                  Other
Purchasing  Agent's  discount                      Index  Maturity:  N/A
     or  commission  (%):  N/A                     Spread:  N/A
Net  proceeds  to  the  Company  (%):  99.5%       Spread  Multiplier:  N/A
Settlement  date  (original                        Maximum  Rate:  N/A
     issue  date):07/01/02                         Minimum  Rate:  N/A
Redemption  Commencement                           Initial Interest Rate:  N/A
     Date  (if  any):  N/A                         Interest Reset Date(s):  N/A
Interest  Determination Date(s):  N/A              Optional Repayment Date: N/A
Calculation  Date(s):  N/A                         Cusip  #  948  74R  BS4
Interest  Payment  Date  (s):  3/15,  9/15
Regular  Record  Date(s):  3/1,  9/1

     Redemption prices (if any): The Redemption Price shall initially be N/A % of the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:  N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $10,000,000.

     "N/A"  as  used  herein  means  "Not  Applicable."

                               Wachovia Securities